Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Nick Stanage Elevated to Chief Operating Officer of Hexcel Corporation

Stamford, Connecticut — May 3, 2012 — Hexcel Corporation (NYSE / Euronext Paris: HXL) today announced that, effective May 3, 2012, Mr. Nick L. Stanage is appointed Chief Operating Officer, in addition to his serving as President of Hexcel.

Mr. Stanage, 53, has served as President of Hexcel since November, 2009. He joined Hexcel after serving as President of the Heavy Vehicle Products business of Dana Holding Corporation, a position he held since December 2005. Mr. Stanage was VP and GM of the Commercial Vehicle Group at Dana from August 2005 to December 2005. From 1986 to August 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations, and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), including VP Integrated Supply Chain & Technology for the Consumer Products Group and finally VP and GM of the Aerospace Group’s Engine Systems & Accessories Division. Mr. Stanage earned his MBA from Notre Dame, and a Bachelor of Science in Mechanical Engineering from Western Michigan University.

Mr. David E. Berges, Hexcel’s Chairman & CEO said “we are pleased to recognize Nick for his leadership and contribution to our record performance.”

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Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com